Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com
Sixth Consecutive Record Year for Six Flags
Full Year Cash EPS1 hits $3.01 Per Share
Fourth Quarter Revenue Grows 18 Percent and Adjusted EBITDA2 34 Percent
GRAND PRAIRIE, Texas — February 18, 2016 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that 2015 represented its sixth consecutive year of record financial performance as it grew revenue $88 million or 7 percent to $1.3 billion and grew Adjusted EBITDA2 $42 million or 10 percent to $481 million. The full-year revenue and EBITDA growth resulted primarily from an 11 percent increase in the number of guests visiting Six Flags parks, along with modestly higher ticket prices, success of the company’s all season dining program, and an increase in international licensing fees. Modified EBITDA3 for the year was $520 million while Modified EBITDA margin increased to a new industry high of 41.1 percent. On a constant currency4 basis, which excludes the foreign exchange translation impact from the company’s parks in Mexico and Canada, revenue grew $107 million or 9 percent and Adjusted EBITDA grew $50 million or 12 percent. Attendance at Six Flags properties in 2015 grew by 2.9 million guests to 28.6 million, of which 56 percent were either season pass holders or members.
“Our team delivered a fantastic season for our guests and yet another record year for our shareholders through a combination of new, innovative attractions in every park, higher season passes and membership sales, and strategic pricing initiatives-all of which improve recurring revenue and cash flow for our shareholders,” said Jim Reid-Anderson, Chairman, President and CEO. “We are very well-positioned for the 2016 season, particularly given the 26 percent increase in our Active Pass Base, and I am extremely excited about our unprecedented line-up of new rides and attractions. My confidence in our strategy and the long-term future of our business continues to grow, and we remain laser-focused on delivering our long-term financial target of $600 million of Modified EBITDA by 2017.”
Fourth quarter 2015 revenue grew $34 million or 18 percent to a new record high of $217 million. Strong revenue growth was primarily driven by a 22 percent increase in attendance resulting from the growing popularity of the company’s Halloween- and winter holiday-themed events, Fright Fest® and Holiday in the Park®. Fourth quarter Adjusted EBITDA increased to $62 million, representing a $16 million or 34 percent increase over the fourth quarter 2014. On a constant currency basis, revenue grew $39 million or 22 percent and Adjusted EBITDA grew $18 million or 42 percent. Attendance for the fourth quarter grew by 944 thousand guests to 5.2 million.
Diluted earnings per share for 2015 was $1.58, representing an increase of $0.81 or 105 percent over 2014. Cash Earnings Per Share1 for 2015 was $3.01, an increase of $0.38 or 14 percent over 2014.
The company’s Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program, increased 26 percent from December 31, 2014 to December 31, 2015. The significant increase in the Active Pass Base is in line with the company’s overall strategy to upsell guests to multi-visit passes. Season pass holders and members are the company’s most valuable guests since they generate higher revenue and cash flow for the company than a single day guest, and also provide an excellent hedge against inclement weather throughout the season.
Deferred revenue of $97 million increased by $26 million or 36 percent from December 31, 2014 primarily due to a higher level of season pass, membership and All Season Dining Pass sales for the 2016 season.
Total guest spending per capita in 2015 was $41.60, a decrease of $1.37 or 3 percent compared to 2014, half of which related to changes in year-over-year foreign currency exchange rates. On a constant currency basis, full year total guest spending declined $0.67 or 2 percent due to the higher mix of season pass and member attendance.
For the fourth quarter of 2015, guest spending per capita was $37.87, a decline of $1.08 or 3 percent, all of which related to changes in foreign currency exchange rates. On a constant currency basis, fourth quarter guest spending per capita increased $0.07.

In 2015, the company generated $282 million of free cash flow after investing $114 million in new capital. It also paid $201 million in dividends, or $2.14 per common share for the year, and repurchased $245 million or 5.2 million shares of its common stock, leaving 91.6 million shares of stock outstanding as of December 31, 2015.
Net Debt5 as of December 31, 2015 was $1,406 million, which translates to a 2.9 times net leverage ratio.
Conference Call
At 8:00 a.m. Central Time today, February 18, 2016, the company will host a conference call to discuss its fourth quarter and full year 2015 financial performance. The call is accessible through either the Six Flags Investor Relations website at www.sixflags.com/investors or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406, conference I.D. 30118711, through February 25, 2016.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.3 billion in revenue and 18 parks across the United States, Mexico and Canada. For 55 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and financial performance targets set forth in our aspirational goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.
Footnotes

(1)
Cash EPS (or Cash Earnings Per Share), which is defined as Free Cash Flow, as described in Note 6 to the following financial statements, divided by the weighted average basic shares outstanding, is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards.

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

(3)	See Note 3 to the following financial statements for a discussion of Modified EBITDA and its reconciliation to net income (loss).

(4)	Constant Currency calculations assume prior year results are translated at current year foreign exchange rates.

(5)	Net Debt represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Theme park admissions	$114,517	$95,577	$687,819	$641,535
Theme park food, merchandise and other	82,532	70,522	500,190	460,131
Sponsorship, licensing and other fees	17,565	14,812	59,133	57,250
Accommodations revenue	2,843	2,770	16,796	16,877
Total revenue	217,457	183,681	1,263,938	1,175,793
Operating expenses (excluding depreciation and amortization shown separately below)	96,358	85,391	465,219	437,431
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	43,211	39,028	178,577	170,917
Costs of products sold	15,853	13,194	100,709	90,515
Depreciation	28,033	26,442	104,788	105,449
Amortization	653	663	2,623	2,658
Stock-based compensation	19,715	50,771	56,233	140,038
Loss on disposal of assets	5,658	1,679	9,882	5,860
Gain on sale of investee	—	—	—	(10,031)
Interest expense, net	19,172	18,309	75,903	72,589
Loss on debt extinguishment	—	—	6,557	—
Other expense, net	302	616	223	356
(Loss) income from continuing operations before income taxes and discontinued operations	(11,498)	(52,412)	263,224	160,011
Income tax (benefit) expense	(13,682)	(17,750)	70,369	46,522
Income (loss) from continuing operations before discontinued operations	2,184	(34,662)	192,855	113,489
Income from discontinued operations	—	545	—	545
Net income (loss)	2,184	(34,117)	192,855	114,034
Net income attributable to noncontrolling interests	—	—	(38,165)	(38,012)
Net income (loss) attributable to Six Flags Entertainment Corporation	$2,184	$(34,117)	$154,690	$76,022

Weighted-average number of common shares outstanding:
Weighted-average number of common shares outstanding — basic	91,736	93,222	93,580	94,477
Weighted-average number of common shares outstanding — diluted	95,598	93,222	97,981	98,139

Net income (loss) per average common share outstanding — basic:
Income (loss) from continuing operations	$0.02	$(0.38)	$1.65	$0.79
Income from discontinued operations	—	0.01	—	0.01
Net income (loss)	$0.02	$(0.37)	$1.65	$0.80

Net income (loss) per average common share outstanding — diluted:
Income (loss) from continuing operations	$0.02	$(0.38)	$1.58	$0.76
Income from discontinued operations	—	0.01	—	0.01
Net income (loss)	$0.02	$(0.37)	$1.58	$0.77

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow for the three months and years ended December 31, 2015 and December 31, 2014:

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income (loss)	$2,184	$(34,117)	$192,855	$114,034
Income from discontinued operations	—	(545)	—	(545)
Income tax (benefit) expense	(13,682)	(17,750)	70,369	46,522
Other expense, net	302	616	223	356
Loss on debt extinguishment	—	—	6,557	—
Interest expense, net	19,172	18,309	75,903	72,589
Loss on disposal of assets	5,658	1,679	9,882	5,860
Gain on sale of investee	—	—	—	(10,031)
Amortization	653	663	2,623	2,658
Depreciation	28,033	26,442	104,788	105,449
Stock-based compensation	19,715	50,771	56,233	140,038
Impact of Fresh Start valuation adjustments (2)	41	94	160	369
Modified EBITDA (3)	62,076	46,162	519,593	477,299
Third party interest in EBITDA of certain operations (4)	—	—	(38,165)	(38,012)
Adjusted EBITDA (3)	62,076	46,162	481,428	439,287
Cash paid for interest, net	(7,488)	(6,366)	(70,516)	(66,677)
Capital expenditures, net of property insurance recoveries	(22,978)	(12,390)	(114,197)	(107,810)
Cash taxes (5)	(6,436)	(4,144)	(14,975)	(16,772)
Free Cash Flow (6)	$25,174	$23,262	$281,740	$248,028

Weighted-average number of common shares outstanding — basic	91,736	93,222	93,580	94,477

Cash Earnings Per Share	$0.27	$0.25	$3.01	$2.63

SIX FLAGS ENTERTAINMENT CORPORATION

Balance Sheet Data

	As of
(Amounts in thousands)	December 31, 2015	December 31, 2014
Cash and cash equivalents (excluding restricted cash)	$99,760	$73,884
Total assets	2,428,440	2,416,896

Deferred income	97,334	71,598
Current portion of long-term debt	7,506	6,301
Long-term debt (excluding current portion)	1,498,022	1,373,605

Redeemable noncontrolling interests	435,721	437,545

Total equity	24,216	223,895

Shares outstanding	91,551	92,938

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by accounting principles generally accepted in the United States ("GAAP").

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as the Company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. The Company believes that Modified EBITDA is useful to investors, equity analysts and rating agencies as a measure of the Company's performance. The Company believes that Modified EBITDA is a measure that can be readily compared to other companies, and the Company uses Modified EBITDA in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Modified EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, Six Flags Over Texas, and Six Flags Great Escape Lodge & Indoor Waterpark (the “Lodge”) of which the Company purchased the noncontrolling interests from its partners in the Lodge in 2013). The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in the Company’s secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to the Company in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies.

(4)
Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Lodge, which are less than wholly owned. The Company purchased the noncontrolling interests from its partners in the Lodge in 2013.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next three years. Cash taxes paid represents statutory taxes paid, primarily in Mexico.

(6)
Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries, and (iii) cash taxes. The Company has excluded from the definition of Free Cash Flow deferred financing costs related to the Company's debt due to the nature of these items. The Company believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a performance measure. The Company uses Free Cash Flow in its internal evaluation of operating effectiveness and decisions regarding the allocation of resources. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Free Cash Flow as defined herein may differ from similarly titled measures presented by other companies.